Exhibit 21.1

LIST OF SUBSIDIARIES OF PRICESMART, INC.

The following table sets forth a list of the Company’s subsidiaries as of August 31, 2018:

Name	Jurisdiction of Incorporation and Organization Ownership
Ventures Services, Inc.	Delaware	100%
PriceSmart Panama, S.A.	Panama	100%
GolfPark Plaza, S.A.	Panama	50%
PriceSmart (Guatemala), S.A.	Guatemala	100%
PSMT Caribe, Inc.	British Virgin Islands	100%
PriceSmart El Salvador, S.A. de C.V.	El Salvador	100%
Prismar de Costa Rica, S.A.	Costa Rica	100%
Plaza Price Alajuela PPA, S.A.	Costa Rica	50%
PriceSmart Honduras, S.A. de C.V.	Honduras	100%
PriceSmart Dominicana, S.R.L.	Dominican Republic	100%
PriceSmart Exempt SRL	Barbados	100%
PSMT Trinidad/Tobago Limited	Trinidad & Tobago/St. Lucia	100%
PriceSmart Realty (TT) Limited	Trinidad & Tobago	100%
PriceSmart Clubs (TT) Limited	Trinidad & Tobago	100%
PSMT, LLC	U.S. Virgin Islands	100%
PriceSmart Holdings, Inc.	St. Lucia	100%
PSMT (Barbados), Inc.	Barbados	100%
Island Foods and Distributors, N.V.	Aruba	100%
PriceSmart Jamaica (SL), Inc.	St. Lucia	100%
PriceSmart (Jamaica) Limited	Jamaica	100%
PriceSmart Realty (Jamaica) Limited	Jamaica	100%
PS Exportadora Latinoamericana, S.A. de CV.	Mexico	100%
PSMT Nicaragua (BVI), Inc	British Virgin Islands	100%
PSMT Nicaragua, S.A.	Nicaragua	100%
Inmobiliaria PSMT Nicaragua, S.A.	Nicaragua	100%
PriceSmart Colombia SAS	Colombia	100%
PSCR Exportadora, S.A.	Costa Rica	100%
PriceSmart Latinoamerica SL	Spain	100%
Aeropost, Inc.	Delaware	100%
Aeropost International Services, Inc	Florida	100%
Aeropost.com, LLC	Florida	100%
Aeropost Holdings, Inc.	Panama	100%
Aeropost Chile, S.A.	Chile	100%
Metropolitan Services, Inc.	Panama	100%
Aeropost Colombia, SAS	Colombia	100%
Aeropost Trinidad, Ltd.	Trinidad	50%
Aeropost BVI, Ltd.	British Virgin Islands	50%
Balderton Business, S.A.	Panama	100%
Compras Por Internet, S.A.	Panama	100%
Aerocasillas, S.A.	Costa Rica	100%
Aerocasillas de El Salvador, S.A. de C.V.	El Salvador	60%
Aeropost de Guatemala, S.A.	Guatemala	60%